Exhibit 99.1

Paramount Announces First Quarter 2017 Results

NEW YORK—May 4, 2017 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 today and reported results for the quarter ended March 31, 2017.

First Quarter Highlights:

•	Reported net income attributable to common stockholders of $0.4 million, or $0.00 per diluted share, for the quarter ended March 31, 2017, compared to a net loss attributable to common stockholders of $6.5 million, or $0.03 per diluted share, for the quarter ended March 31, 2016.

•	Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $51.7 million, or $0.22 per diluted share, for the quarter ended March 31, 2017, compared to $49.0 million, or $0.23 per diluted share, for the quarter ended March 31, 2016.

•	Leased 285,506 square feet at a weighted average initial rent of $70.42 per square foot, of which 219,247 square feet represents second generation space for which the Company achieved positive mark-to-markets of 18.3% on a GAAP basis and 18.5% on a cash basis.

•	Entered into an agreement to sell Waterview, a 637,000 square foot, Class A office building in Rosslyn, Virginia for $460 million, on January 12, 2017.

•	Completed a $975 million refinancing of One Market Plaza, a 1.6 million square foot Class A office and retail property in San Francisco, California, on January 19, 2017. The new seven-year interest-only loan matures in February 2024 and has a fixed rate of 4.03%. The Company retained approximately $23 million for its 49% share of net proceeds, after the repayment of the existing loan, closing costs and required reserves.

•	Acquired a 5.2% ownership interest in a joint venture that purchased 60 Wall Street, a 1.6 million square foot Class A office tower in the Financial District of Downtown Manhattan, on January 24, 2017. The purchase price was $1.04 billion and included $575 million of new financing.

•	Declared its first quarter cash dividend of $0.095 per share on March 15, 2017, which was paid on April 14, 2017.

Transactions Subsequent to First Quarter:

•	Completed the previously announced sale of Waterview on May 3, 2017 and retained net proceeds of approximately $457 million. The sale resulted in a financial statement gain of approximately $110 million and a tax gain of approximately $393 million, which was deferred as part of a like-kind exchange for the acquisition of One Front Street.

•	Used the net proceeds from the Waterview sale to repay the $87 million loan at 1899 Pennsylvania Avenue, the $84 million loan at Liberty Place and the $200 million outstanding under the revolving credit facility.

Financial Results

Quarter Ended March 31, 2017

Net income attributable to common stockholders was $0.4 million, or $0.00 per diluted share, for the quarter ended March 31, 2017, compared to a net loss of $6.5 million, or $0.03 per diluted share, for the quarter ended March 31, 2016.

Funds from Operations (“FFO”) attributable to common stockholders was $51.6 million, or $0.22 per diluted share, for the quarter ended March 31, 2017, compared to $49.2 million, or $0.23 per diluted share, for the quarter ended March 31, 2016. FFO attributable to common stockholders for the quarters ended March 31, 2017 and 2016 includes the impact of non-core items, which are listed in the table on page 7. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the quarter ended March 31, 2017 by $0.1 million, or $0.00 per diluted share, and increased FFO attributable to common stockholders for the quarter ended March 31, 2016 by $0.2 million, or $0.00 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 7, was $51.7 million, or $0.22 per diluted share, for the quarter ended March 31, 2017, compared to $49.0 million, or $0.23 per diluted share, for the quarter ended March 31, 2016.

Portfolio Operations

Quarter Ended March 31, 2017

During the quarter ended March 31, 2017, the Company leased 285,506 square feet at a weighted average initial rent of $70.42 per square foot. This leasing activity was offset by lease expirations in the quarter that decreased leased occupancy by 190 basis points to 90.8% at March 31, 2017 from 92.7% at December 31, 2016. Of the 285,506 square feet leased in the first quarter, 219,247 square feet represents second generation space (space that has been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 18.3% on a GAAP basis and 18.5% on a cash basis. The weighted average lease term for leases signed during the first quarter was 8.9 years and weighted average tenant improvements and leasing commissions on these leases were $7.58 per square foot per annum, or 10.8% of initial rent.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes, including changes to tax laws and regulations, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, impairment losses on depreciable real estate and depreciation and amortization expense from real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of transaction related costs, unrealized gains or losses on interest rate swaps, severance costs and defeasance and debt breakage costs, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended March 31, 2017, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Friday, May 5, 2017 at 10:00 a.m. Eastern Time (ET) to discuss the first quarter 2017 results. The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on May 5, 2017 through May 12, 2017 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13659344. A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.paramount-group.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Executive Vice President, Chief Financial Officer 212-237-3122 ir@paramount-group.com	Christopher Brandt Vice President, Investor Relations 212-237-3134 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	March 31, 2017	December 31, 2016
ASSETS:
Rental property, at cost
Land	$2,091,535	$2,091,535
Buildings and improvements	5,765,748	5,757,558

	7,857,283	7,849,093
Accumulated depreciation and amortization	(359,583)	(318,161)

Rental property, net	7,497,700	7,530,932
Cash and cash equivalents	125,734	162,965
Restricted cash	75,198	29,374
Investments in unconsolidated joint ventures	35,959	6,411
Investments in unconsolidated real estate funds	23,913	28,173
Preferred equity investments	55,294	55,051
Marketable securities	25,617	22,393
Accounts and other receivables, net	12,564	15,251
Deferred rent receivable	184,571	163,695
Deferred charges, net	72,796	71,184
Intangible assets, net	389,588	412,225
Assets held for sale	346,685	346,685
Other assets	39,895	22,829

Total assets	$8,885,514	$8,867,168

LIABILITIES:
Notes and mortgages payable, net	$3,477,798	$3,364,898
Revolving credit facility	200,000	230,000
Due to affiliates	27,299	27,299
Accounts payable and accrued expenses	88,250	103,896
Dividends and distributions payable	25,207	25,151
Deferred income taxes	1,276	1,467
Interest rate swap liabilities	—	22,446
Intangible liabilities, net	145,138	153,018
Other liabilities	75,188	53,046

Total liabilities	4,040,156	3,981,221

EQUITY:
Paramount Group, Inc. equity	3,994,015	3,990,005
Noncontrolling interests in:
Consolidated real estate fund	67,205	64,793
Consolidated joint ventures	228,039	253,788
Operating Partnership	556,099	577,361

Total equity	4,845,358	4,885,947

Total liabilities and equity	$8,885,514	$8,867,168

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31,
	2017	2016
REVENUES:
Property rentals	$132,235	$125,002
Straight-line rent adjustments	20,147	19,869
Amortization of above and below-market leases, net	3,008	(3,619)

Rental income	155,390	141,252
Tenant reimbursement income	12,852	10,789
Fee and other income	12,994	20,877

Total revenues	181,236	172,918
EXPENSES:
Operating	65,971	62,945
Depreciation and amortization	62,992	74,812
General and administrative	13,581	13,961
Transaction related costs	275	935

Total expenses	142,819	152,653

Operating income	38,417	20,265
Income from unconsolidated joint ventures	1,937	1,496
Income (loss) from unconsolidated real estate funds	288	(326)
Interest and other income, net	3,200	1,700
Interest and debt expense	(39,733)	(37,119)
Unrealized gain on interest rate swaps	1,802	6,860

Net income (loss) before income taxes	5,911	(7,124)
Income tax expense	(4,282)	(363)

Net income (loss)	1,629	(7,487)
Less net (income) loss attributable to noncontrolling interests in:
Consolidated real estate fund	88	674
Consolidated joint ventures	(1,291)	(1,252)
Operating Partnership	(54)	1,571

Net income (loss) attributable to commons stockholders	$372	$(6,494)

Per share:
Basic	$0.00	$(0.03)

Diluted	$0.00	$(0.03)

Weighted average common shares outstanding:
Basic	230,924,271	212,403,593

Diluted	230,958,441	212,403,593

Paramount Group, Inc.

Reconciliation of Net Income (Loss) to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2017	2016
Reconciliation of Net Income (loss) to FFO and Core FFO:
Net income (loss)	$1,629	$(7,487)
Real estate depreciation and amortization (including our share of unconsolidated joint ventures)	64,840	76,351

FFO	66,469	68,864
Less FFO attributable to noncontrolling interests in:
Consolidated real estate fund	(140)	448
Consolidated joint ventures	(7,195)	(8,147)

FFO attributable to Paramount Group Operating Partnership	59,134	61,165
Less FFO attributable to noncontrolling interests in Operating Partnership	(7,545)	(11,917)

FFO attributable to common stockholders	$51,589	$49,248

Per diluted share	$0.22	$0.23

FFO	$66,469	$68,864
Non-core items:
Debt breakage costs	2,715	—
Unrealized gain on interest rate swaps (including our share of unconsolidated joint ventures)	(2,386)	(6,860)
Transaction related costs	275	935
Severance costs	—	2,874

Core FFO	67,073	65,813
Less Core FFO attributable to noncontrolling interests in:
Consolidated real estate fund	(140)	448
Consolidated joint ventures	(7,661)	(5,414)

Core FFO attributable to Paramount Group Operating Partnership	59,272	60,847
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(7,562)	(11,855)

Core FFO attributable to common stockholders	$51,710	$48,992

Per diluted share	$0.22	$0.23

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	230,924,271	212,403,593
Effect of dilutive securities	34,170	4,366

Denominator for FFO and Core FFO per diluted share	230,958,441	212,407,959